SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Notice of Annual Meeting of Shareholders
To be held on May 23, 2006

Dear Shareholder:

The 2006 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 23, 2006 at 10:00 a.m., for the following purposes:

1.	To elect eight directors of CDI;

2.	To ratify the appointment of KPMG LLP as CDI’s independent auditor for 2006; and

3.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 16, 2006 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders (those who hold their shares in “street name” through brokers, banks and other nominees) can also vote their shares over the Internet or by telephone. See the instructions on your proxy card. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 19, 2006

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 23, 2006

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. beginning on or about April 19, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2006 Annual Meeting of Shareholders of CDI Corp. Also, this Proxy Statement contains certain information that the Securities and Exchange Commission and the New York Stock Exchange require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors to solicit proxies to be used at the 2006 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are sometimes referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

What will I be voting on?

1.	The election of eight directors of CDI (see page 4).
2.	The ratification of KPMG LLP as CDI’s independent auditor for 2006 (see page 26).

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 16, 2006 (the record date). Your shares can be voted at the meeting only if you are present or represented by a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on the record date (March 16, 2006).

How many votes can be cast by all shareholders?

19,848,631, which is the number of shares of CDI stock which were outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered a “registered shareholder” of those shares. If that is the case, the shareholder proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

How can I vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Beneficial holders can vote by proxy using the Internet, by telephone or by mail as discussed below.

How do I vote by proxy?

Most beneficial holders of CDI stock can vote by proxy using the Internet, telephone or mail. If you are a registered shareholder, your proxy voting must be done by mail.

Voting By Internet:

Most beneficial holders can vote their shares using the Internet. In order to vote online, have the enclosed proxy card or voting instruction form in hand, go to the website indicated on the proxy card or voting form and carefully follow the instructions on the form. If you vote on the Internet, you should not also return your proxy card.

Voting By Telephone:

Most beneficial holders can vote their shares by telephone. A touch-tone phone is necessary. In order to vote by telephone, have the enclosed proxy card or voting instruction form in hand, call the toll-free telephone number shown on the proxy card or voting form and carefully follow the instructions on the form. If you vote by telephone, you should not also return your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope provided.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to withhold authority to vote for the election of any or all of the eight nominated directors and to separately approve or disapprove of the appointment of KPMG LLP as CDI’s independent auditor for 2006. If you sign and return the proxy card, your shares will be voted for the election of all of the eight nominated directors unless you indicate that authority to do so is withheld, and in favor of the appointment of KPMG LLP as CDI’s independent auditor unless you specify a different vote.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan, you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Shares in the 401(k) plan will not be voted unless the proxy card is signed and returned.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and returning it prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange, to vote shares on certain “routine” matters for which their customers do not provide voting instructions.

The election of directors and the ratification of KPMG LLP as CDI’s independent auditor are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal. Therefore, broker non-votes will have no effect on the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Shares represented by proxies that reflect abstentions and broker non-votes are considered to be present at the meeting. Since there were 19,848,631 shares of CDI stock outstanding on the record date, 9,924,316 shares are necessary for a quorum at the Annual Meeting.

How many votes are required to elect the director nominees?

Assuming that a quorum is present, directors are elected by a plurality of the votes cast, which means the eight nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the eight director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

How many votes are required to approve the other matter to be voted on?

Assuming that a quorum is present, proposals are decided by a majority of the votes cast, in person or by proxy, at the Annual Meeting by all shareholders entitled to vote. Shares represented by proxies that reflect abstentions and broker non-votes will not be considered to be a vote cast on any matter.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI at its cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board of Directors may recommend. Shares represented by proxy cards that are marked to deny discretionary authority to the named proxies on other matters considered at the Annual Meeting will not be counted in determining the number of votes cast with respect to those matters. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 23, 2006 at 10:00 a.m., in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, which is located at 1717 Arch Street in Philadelphia, Pennsylvania.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and to vote at, the meeting you will need to demonstrate that you were a registered CDI shareholder on March 16, 2006.

If I am a beneficial holder, can I come to the meeting and vote my shares?

If you want to vote in person at the meeting and you hold shares of CDI stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one proxy statement and annual report for each company in which you hold stock through that broker, bank or nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this year’s CDI proxy statement or annual report, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103 or call (215) 569-2200.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated eight directors for election at CDI’s 2006 Annual Meeting, to hold office until next year’s Annual Meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the eight nominees below except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the named proxies may vote for, a substitute nominee.

The following table sets forth information about the nominees for election to the Board of Directors.

Name	Age	Director of Company Since		Principal Present Position, Business Experience During Past Five Years and Other Public Company Directorships
Roger H. Ballou	55	2001		Mr. Ballou has been the President and Chief Executive Officer of CDI since October 2001. From September 2000 to September 2001, he was a private consultant. He was the Chairman and Chief Executive Officer of Global Vacation Group, Inc. from March 1998 to September 2000. He currently serves as a director of Alliance Data Systems Corporation.
Michael J. Emmi	64	1999		Mr. Emmi has been, since April 2002, the Chairman and Chief Executive Officer of IPR International LLC (based in Conshohocken, PA), which provides data storage and document management services. He was the Chairman and Chief Executive Officer of Systems & Computer Technology Corporation (a Malvern, PA-based supplier of information technology services and software to universities) from 1985 to January 2002. He currently serves as a director of Education Management Corporation and Metallurg, Inc.
Walter R. Garrison	79	1958	*	Mr. Garrison has been the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and Chief Executive Officer of CDI.
Kay Hahn Harrell	65	1998		Ms. Harrell has been the Chairman and Chief Executive Officer of Fairmarsh Consulting (St. Simons Island, GA) since 1993.
Lawrence C. Karlson	63	1989		Mr. Karlson is a private investor and consultant. Since 2000, he has served as Chairman of the Board of Mikron Infrared Company, Inc. He is also a director of H&E Equipment Services, Inc.
Ronald J. Kozich	67	2003		Mr. Kozich was the Managing Partner of Ernst & Young LLP’s Philadelphia office from 1991 to 1999, when he retired. He currently serves as a director of Tasty Baking Company and a member of the Board of Managers of IPR International LLC.
Constantine N. Papadakis	60	2005		Dr. Papadakis has been the President of Drexel University in Philadelphia since 1995. He is also a director of Amkor Technologies, Inc., Aqua America, Inc., Mace Security International, Inc. and Met-Pro Corporation.
Barton J. Winokur	66	1968	*	Mr. Winokur is the Chairman and Chief Executive Officer (since 1996) and a partner (since 1972) in the law firm of Dechert LLP, based in Philadelphia, PA.

* Includes periods served as a director of CDI Corporation, our predecessor registrant under the Securities Exchange Act of 1934.

The Board of Directors unanimously recommends a vote FOR the election of each of the eight nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all eight nominees unless a contrary choice is specified.

CORPORATE GO VERNANCE

Corporate Governance Guidelines

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board of Directors of CDI believes that effective and consistent corporate governance is an essential part of the company’s conducting itself in a responsible, legal and ethical manner. In that regard, the Board has developed and adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the New York Stock Exchange, require that at least a majority of the directors of the company must be “independent directors” (as that term is defined under the New York Stock Exchange listing standards). The Board conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the New York Stock Exchange listing standards rather than developing its own categorical standards for independence. In February 2006, the Board reviewed this matter and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the New York Stock Exchange) except for Roger Ballou and Barton Winokur. Mr. Ballou, the Chief Executive Officer, is the only director who is a CDI employee. Mr. Winokur is the Chairman of Dechert LLP, a law firm that provides legal services to CDI.

Code of Ethics

The Board has adopted a Code of Ethics that outlines the principles, policies and obligations that must be adhered to by CDI and its directors, officers (including the company’s principal executive officer, principal financial officer and principal accounting officer) and employees. The Code of Ethics is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and the highest ethical standards. A copy of the Code of Ethics can be found on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Board Meetings, Executive Sessions and Directors’ Attendance at Shareholders’ Meetings

The Board of Directors of CDI held ten meetings during 2005, and acted on two other occasions by unanimous written consent. Each of the incumbent directors attended more than 95% of the total number of meetings held during 2005 by the Board and the committees of the Board on which he or she served during the year.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Walter Garrison), are generally held in conjunction with each Board meeting. Under CDI’s Corporate Governance Principles, if the Chairman of the Board were not an independent director, the independent directors would select from among themselves a continuing presiding independent director who would preside at executive sessions of the non-management directors.

It is CDI’s policy that all Board members are expected to attend the annual meetings of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meetings on the same day as a Board meeting. At CDI’s 2005 shareholders’ meeting, all of the company’s directors at that time were present.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Com -

mittee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com, and will be provided in print to any shareholder who delivers a request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103.

Here are the current members of each committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson* Kay Hahn Harrell Ronald Kozich	Michael Emmi* Ronald Kozich Constantine Papadakis	Roger Ballou* Walter Garrison Barton Winokur	Barton Winokur* Roger Ballou Lawrence Karlson	Walter Garrison* Michael Emmi Constantine Papadakis

* Chairperson

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by CDI to shareholders, the Securities and Exchange Commission and others, monitoring the company’s financial reporting processes and internal control systems, and retaining the company’s independent auditor and internal auditors and overseeing their audit activities. This Committee also reviews the independent auditor’s qualifications and independence, as well as CDI’s compliance with its ethics policies and with applicable legal and regulatory requirements. This Committee held thirty meetings during 2005.

The Compensation Committee oversees CDI’s executive compensation programs. The Committee has sole authority to determine the Chief Executive Officer’s compensation. The Committee reviews, approves and recommends to the Board for approval, the compensation arrangements for CDI’s other executive officers. In addition, the Committee reviews and approves the overall principles of incentive compensation for other members of the company’s management team. This Committee held six meetings during 2005.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This Committee did not hold any meetings during 2005.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans and major acquisitions or dispositions. This Committee held two meetings during 2005.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, regulatory compliance, and evaluations of Board and executive management effectiveness. The Committee also (a) provides the Board with recommendations of new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in selecting and evaluating the performance of the Chief Executive Officer for purposes of making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. The Governance and Nominating Committee held one meeting during 2005.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The New York Stock Exchange and the Securities and Exchange Commission have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies these independence standards and is financially literate.

CDI’s Board of Directors has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The rules of the Securities and Exchange Commission define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Ronald Kozich is a former Managing Partner of the Philadelphia office of the accounting firm Ernst & Young LLP.

Process for Nominating Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The charter of the Governance and Nominating Committee is posted on CDI’s website at www.cdicorp.com. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the New York Stock Exchange.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess sound judgment, superior intelligence and exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the candidate’s available time to devote to CDI Board matters and whether the individual meets the existing independence requirements.

Prospective candidates typically are recommended by existing Board members and their associates. The Governance and Nominating Committee will consider candidates recommended by CDI’s shareholders. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: General Counsel and Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

The Committee has not in the past retained or paid any third party to assist in identifying and evaluating nominees.

Once a prospective candidate is identified, the Committee does a preliminary evaluation. If the proposed candidate passes the initial evaluation, the candidate is invited to meet with one or two Committee members. Then, if the candidate impresses the Committee, arrangements are made for the candidate to meet with the entire Board, typically in an informal setting. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by shareholders or others.

The process for selecting Constantine Papadakis as a new director in 2005 followed the general process described above. Dr. Papadakis was initially brought to the attention of the Governance and Nominating Committee by one of the Committee’s members, Michael Emmi.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

Director Compensation and Stock Ownership Requirements

Each director who is not an employee of CDI or one of its subsidiaries receives a retainer fee of $55,000 per year as compensation for the director’s service on the Board. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one. Also, non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and $750 for each Committee meeting. With respect to the $55,000 retainer fee, directors can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (the SPP).

If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives will be determined using a Black-Scholes valuation methodology.

If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive units that correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of units is calculated by dividing the dollar amount of deferred retainer fees by the market value of CDI stock at the beginning of the fee year (the date of the annual meeting of shareholders at which the director was elected). Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director.

No consulting fees were paid in 2005 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment.

Under stock ownership requirements established by the Board, each director who has served on the Board for at least four years is required to own at least $100,000 in market value of CDI stock. Any director who does not own this amount of stock by and after the director’s fourth year on the Board would then automatically have up to $30,000 of the director’s retainer fee payable in subsequent years deferred into the SPP until this requirement is met. SPP units are treated as shares owned for purposes of this stock ownership requirement, as are shares owned directly by a director’s spouse and shares held in a trust established by the director for his or her own benefit or for the benefit of members of his or her family. As of December 31, 2005, all of the members of the Board owned at least $100,000 of CDI stock except for Ronald Kozich and Constantine Papadakis, neither of whom has served on the Board for four years and who are therefore not yet subject to the stock ownership requirement.

Communicating with CDI’s Board of Directors

Shareholders of CDI who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors

c/o CDI Corp. General Counsel and Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case, or to the presiding independent director if the Chairman were not an independent director).

PRINCIPAL SHAREHOLDERS

As of March 16, 2006, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under Securities and Exchange Commission rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 16, 2006 are considered to be beneficially owned as of March 16, 2006. The total number of shares of CDI stock beneficially owned by all holders as of March 16, 2006 was 20,378,492.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned *		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children, and Donald W. Garrison, Lawrence C. Karlson, Barton J. Winokur and Paul H. Woodruff, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children	5,080,708	(1)	24.9%
c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104

FMR Corp. Fidelity Management & Research Company Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	1,981,763	(2)	9.7%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,415,665	(3)	6.9%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	1,369,477	(2)	6.7%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	1,262,460	(2)	6.2%

*	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustees with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	These numbers are as of December 31, 2005, and are based on Schedule 13G’s filed by the respective shareholders with the Securities and Exchange Commission.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (3) and (5) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or executive officer named in the Summary Compensation Table which appears later in this Proxy Statement, and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 16, 2006 and the percentage which that number represents of the total shares of CDI stock beneficially owned by all holders as of that date. Under Securities and Exchange Commission rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 16, 2006 are considered to be beneficially owned as of March 16, 2006. The total number of shares of CDI stock beneficially owned by all holders as of March 16, 2006 was 20,378,492.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned **		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou	212,642	(1)	1.0%
Michael J. Emmi	5,001		*
John Fanelli III	2,385	(2)	*
Walter R. Garrison	1,415,665	(3) (4) (5)	6.9%
Kay Hahn Harrell	12,281	(6)	*
Lawrence C. Karlson	61,233	(4) (7)	0.3%
Mark A. Kerschner	5,000		*
Ronald J. Kozich	2,316	(8)	*
Constantine N. Papadakis	0		*
Joseph R. Seiders	51,652	(9)	0.3%
Jay G. Stuart	1,896	(10)	*
Cecilia J. Venglarik	44,641	(11)	0.2%
Barton J. Winokur	204,717	(4) (5) (12)	1.0%
All directors, director nominees and executive officers as a group (13 persons)	2,019,429	(13)	9.9%

*	Less than 0.1%

**	Except as indicated in the footnotes below, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 20,000 shares held indirectly, 5,000 shares of restricted stock which are subject to vesting and 150,000 shares which Mr. Ballou has the right to acquire through the exercise of stock options.

(2)	Includes 2,334 shares which Mr. Fanelli has the right to acquire through the exercise of stock options and Stock Appreciation Rights (SARs).

(3)	Includes 84,481 shares held indirectly. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of twelve trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary.

(4)	Does not include 5,080,708 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(5)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the five trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(6)	Includes 3,122 shares that Ms. Harrell has the right to acquire through the exercise of options and 1,580 Stock Purchase Plan (SPP) units which are scheduled to vest within 60 days. (For a description of the SPP as it applies to directors, see above under “Director Compensation and Stock Ownership Requirements”.)

(7)	Includes 2,634 SPP units which are scheduled to vest within 60 days.

(8)	Includes 1,316 SPP units which are scheduled to vest within 60 days.

(9)	Includes 32,211 shares that Mr. Seiders has the right to acquire through the exercise of stock options and SARs.

(10)	Includes 600 shares held indirectly.

(11)	Includes 39,423 shares that Ms. Venglarik has the right to acquire through the exercise of stock options and SARs.

(12)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(13)	If the 5,080,708 shares held in the Garrison family trusts referred to in footnote (4) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (5) above and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (3) above were combined with the 2,019,429 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 7,307,137 shares or 35.9% of the total number of shares of CDI stock beneficially owned by all holders.

EXECUTIVE COMPENSATION

Identification of the Executive Officers

The Board of Directors of CDI annually elects the executive officers of the company, traditionally at the meeting of the Board held on the day of the Annual Meeting of Shareholders. Below are CDI’s executive officers at the end of 2005, along with their business experience over the past five years:

Roger H. Ballou, age 55, has been the President and Chief Executive Officer of CDI since October 2001 and has served as a director of CDI since that time. Previously, Mr. Ballou was a private consultant (from September 2000 to September 2001) and the Chairman and Chief Executive Officer of Global Vacation Group, Inc. (from March 1998 to September 2000).

Mark A. Kerschner, age 52, became the Executive Vice President of CDI in September 2005 and the company’s Chief Financial Officer in November 2005. Previously, he was (from 2004 to 2005) the Vice President and Assistant Controller of Schering-Plough Corporation (a global company based in Kenilworth, NJ which develops, manufactures and markets prescription and consumer health products). From 2001 to 2004, he served as Chief Financial Officer of Elemica, Inc. (a network created by the global chemical industry to facilitate the purchase and sale of chemicals, headquartered in Wayne, PA). From 1995 to 2001, he was Senior Vice President and Treasurer of BASF Corporation (a chemical company with U.S. headquarters in New Jersey).

Joseph R. Seiders, age 57, has been the Senior Vice President and General Counsel of CDI since 1987.

Cecilia J. Venglarik, age 56, has been CDI’s Senior Vice President, Human Resources since September 2001. From November 1999 to September 2001, she served as CDI’s Vice President, Corporate Human Resources Services.

John Fanelli III, age 51, became the Chief Accounting Officer of CDI on June 1, 2005. He has been the Vice President and Corporate Controller of CDI Corporation (a subsidiary of the company) since October 2003. From February 2003 until October 2003, he was a financial consultant to Berwind Corporation (a Philadelphia-based investment management company owning a diversified portfolio of manufacturing and service businesses and real estate). From 1994 to February 2003, he served as Vice President, Corporate Controller and Chief Accounting Officer of Hunt Corporation (a Philadelphia-based manufacturer, distributor and marketer of consumer products).

One other person was an executive officer of the company during 2005. Jay G. Stuart was Executive Vice President and Chief Financial Officer until May 31, 2005.

Summary Compensation Table

The following table sets forth certain information regarding the compensation for services to CDI and its subsidiaries during the last three fiscal years which was earned by each person who was serving as an executive officer of CDI at the end of 2005, as well as one additional person (Jay Stuart) who was an executive officer during a portion of 2005 and would have otherwise been included in the table but for the fact that he was not serving as an executive officer of CDI at the end of the year. The six executives who are included in this Summary Compensation Table are referred to in this Proxy Statement as the “Named Executive Officers”. Because Mark Kerschner was not employed by CDI until September 2005, his compensation information for 2005 in the chart below does not reflect a full year. Since John Fanelli was not an executive officer of CDI prior to 2005, no information is provided for him with respect to 2004 or 2003.

Two columns have been added to our Summary Compensation Table this year which are not required by current SEC rules. One of the new columns indicates the dollar value of securities underlying options and SARs; the number of securities underlying options and SARs is also provided as was done in the past and as is still required. The other new column sets forth the total compensation for the year. These two new columns contain information that should be helpful to shareholders in understanding CDI’s 2005 executive compensation. However, similar information is not provided for prior years.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options/SARs		All Other Compensation ($) (4)	Total Compensation (5)

						(#)	($) (3)
Roger H. Ballou, President and Chief Executive Officer	2005 2004 2003	567,500 555,000 525,000	25,000 — 24,806	— — —	— — —	— — —	— — —	500 500 400	593,000 — —
Mark A. Kerschner, Executive Vice President and Chief Financial Officer (employment began in September 2005)	2005 2004 2003	103,333 — —	30,000 — —	8,261 — —	123,820 — —	10,000 — —	86,200 — —	500 — —	352,114 — —
Joseph R. Seiders, Senior Vice President and General Counsel	2005 2004 2003	284,000 284,000 284,000	15,000 — 5,368	— — —	14,670 — —	2,834 10,000 10,000	18,421 — —	1,728 500 861	333,819 — —
Cecilia J. Venglarik, Senior Vice President, Human Resources	2005 2004 2003	242,500 220,000 220,000	15,000 — 6,237	— — —	14,670 — —	2,834 10,000 10,000	18,421 — —	1,728 500 918	292,319 — —
John Fanelli III, Chief Accounting Officer	2005 2004 2003	205,000 — —	65,000 — —	— — —	8,640 — —	1,668 — —	10,842 — —	500 — —	289,982 — —
Jay G. Stuart, Former Executive Vice President and Chief Financial Officer (until May 31, 2005)	2005 2004 2003	129,166 303,770 280,000	50,000 — 8,820	10,670 — —	— — —	— 10,000 —	— — —	220,179 500 1,149	410,015 — —

(1)	The Other Annual Compensation contained in this column consists of the use by an executive of a corporate apartment located near CDI’s headquarters in Philadelphia (or reimbursement paid to the executive for his expenses relating to the apartment). The value of the Other Annual Compensation is based on the actual out-of-pocket costs incurred by CDI.

(2)	This column contains the awards of Time-Vested Deferred Stock made in 2005. Deferred Stock awards in the Summary Compensation Table are valued based on the market value of CDI stock on the date of the award. As of the end of 2005, the Named Executive Officers owned the following shares of Time-Vested Deferred Stock, with the following market values (based on the closing market price per share of CDI stock on December 31, 2005, which was $27.40 per share):

Executive Officer	Shares of Deferred Stock	Market Value ($)
Roger Ballou	0	0
Mark Kerschner	4,500	123,300
Joseph Seiders	708	19,399
Cecilia Venglarik	708	19,399
John Fanelli	417	11,426

Of the 4,500 shares of Time-Vested Deferred Stock owned by Mark Kerschner at the end of 2005, 2,500 shares vest 20% per year on each of the first five anniversaries of September 6, 2005 (the date those shares of Time-Vested Deferred Stock were granted) and 2,000 shares vest 20% per year on each of the first five anniversaries of November 10, 2005 (the date those shares of Time-Vested Deferred Stock were granted). All of the shares of Time-Vested Deferred Stock owned by Joseph Seiders, Cecilia Venglarik and John Fanelli at the end of 2005 vest 20% per year on each of the first five anniversaries of the date of grant, which was March 4, 2005. If an executive is not employed by CDI on the vesting date (except as a result of death, disability or retirement), the shares of Time-Vested Deferred Stock do not vest and are forfeited. Upon vesting, the holders of Time-Vested Deferred Stock receive the vested shares and are credited with additional shares of CDI stock equal to the total dividends that were paid on CDI stock between the date the shares of Time-Vested Deferred Stock were granted and the vesting date.

(3)	Amounts represent the Black-Scholes values as of the applicable grant date for the SARs referenced in the column to the immediate left of this column. These values do not take into account stock price appreciation or depreciation after the date of grant.

(4)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, (b) company contributions to CDI’s stock purchase plan (the SPP), as described below in this footnote, (c) a payment to Jay Stuart for his accrued but unused vacation time following the termination of his employment with the company, and (d) payments to Jay Stuart under his Release and Waiver of Claims and Non-Competition Agreement in connection with his departure from CDI (the terms of that Agreement are described later in this Proxy Statement in the section called “Agreements with the Named Executive Officers”).

The table below shows the breakdown of All Other Compensation to each Named Executive Officer for 2005.

Name	401(k) Plan ($)	SPP* ($)	Unused Vacation Time ($)	Agreement relating to termination of employment
Roger Ballou	500	—	—	—
Mark Kerschner	500	—	—	—
Joseph Seiders	500	1,228	—	—
Cecilia Venglarik	500	1,228	—	—
John Fanelli	500	—	—	—
Jay Stuart	500	—	23,846	195,833

*

Under the SPP, participants use a portion of their annual bonus awards to purchase SPP units, each of which corresponds to a participant’s right to receive one share of CDI stock upon the satisfaction of the applicable vesting period. Participants such as the Named Executive Officers, who are required to participate in the SPP, automatically have 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Participants may voluntarily have up to an additional 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units purchased by the participant on a voluntary basis. The dollar amount set forth in the table above represents the value of the SPP units contributed by the company, based on the market value of an equivalent number of shares of CDI stock on the date of the contribution.

(5)	The Total Compensation amounts represent the sum of the values for each compensation element shown in the columns for Salary, Bonus, Other Annual Compensation, the dollar value of Restricted Stock Awards and Securities Underlying Options/SARs, and All Other Compensation.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning all grants of stock options and SARs to the Named Executive Officers during 2005. The grants contained in the table consist entirely of SARs. No SARs or options were granted to Roger Ballou or Jay Stuart during the past year.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#) (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	Grant Date Value ($) (3)
Mark A. Kerschner	10,000	7.0%	27.80	9/6/12	86,200
Joseph R. Seiders	2,834	2.0%	20.72	3/4/12	18,421
Cecilia J. Venglarik	2,834	2.0%	20.72	3/4/12	18,421
John Fanelli III	1,668	1.2%	20.72	3/4/12	10,842

(1)	None of the SARs granted to the Named Executive Officers during 2005 are exercisable until they vest. Twenty percent of the SARs vest on each of the first five anniversaries of the date of grant.

(2)	All SARs were granted with exercise prices equal to the closing price of CDI stock on the New York Stock Exchange on the date of grant. The date of grant for all of the SARs was March 4, 2005, except for Mark Kerschner’s SARs, which were granted when he joined the company on September 6, 2005.

(3)	This estimated value is based on a Black-Scholes option pricing model pursuant to Statement of Financial Accounting Standards No. 123(R).

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information regarding stock options or SARs exercised by the Named Executive Officers during 2005 as well as the number of unexercised stock options and SARs and the value of unexercised in-the-money stock options and SARs at the end of 2005 held by the Named Executive Officers. As indicated by the table, none of the Named Executive Officers exercised any stock options or SARs during 2005.

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($)*
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger H. Ballou	0	0	150,000	50,000	1,702,500	567,500
Mark A. Kerschner	0	0	0	10,000	0	0
Joseph R. Seiders	0	0	25,164	20,594	151,255	74,159
Cecilia J. Venglarik	0	0	32,276	22,874	241,019	98,366
John Fanelli III	0	0	1,000	5,668	0	11,142
Jay G. Stuart	0	0	0	0	0	0

*	The value of each option share is based on the market value of CDI stock on December 31, 2005 ($27.40 per share) minus the option exercise price.

Agreements with the Named Executive Officers

Below is a summary of the principal terms of an employment agreement between CDI and its Chief Executive Officer, an employment agreement between CDI and its current Chief Financial Officer, a severance agreement between CDI and its former Chief Financial Officer, as well as compensatory arrangements between CDI and the Named Executive Officers involving possible payments in excess of $100,000 in the event of the resignation, retirement or other termination of such executives’ employment with CDI or a change of control of the company.

Employment Agreement with Roger Ballou

In August 2005, CDI entered into a new employment agreement with Roger Ballou which extended his employment term until September 30, 2008. His earlier employment agreement was scheduled to expire on September 30, 2005. Under the new agreement, Mr. Ballou will continue to serve as the company’s President and Chief Executive Officer and will receive the following compensation:

Base Salary

•	At a rate of $605,000 from October 1, 2005 to September 30, 2006
•	At a rate of $625,000 from October 1, 2006 to September 30, 2007
•	At a rate of $687,500 from October 1, 2007 to September 30, 2008

Cash Bonus

Under Roger Ballou’s incentive bonus arrangement, annual target goals based on CDI’s operational plan are agreed upon with the Compensation Committee. The goals established by the Committee include a target goal and a maximum performance goal. The bonus to be paid to Mr. Ballou for attaining the target goal for any calendar year is 75% of his base salary for that year, and the bonus to be paid to him upon attaining the maximum performance goal for a year is 120% of his base salary for that year. Mr. Ballou’s employment agreement provides that he and the Compensation Committee may agree that compliance with his bonus arrangement will be achieved by his participation in the company’s executive bonus program on terms and conditions substantially similar to those applicable to the other senior executives of CDI.

Stock Options

2006 — Mr. Ballou may receive options to acquire up to 50,000 shares of CDI stock depending on his and the company’s attainment of the following targets and goals:

10,000 options — if CDI’s 2005 earnings are at least $0.90 per share

10,000 options — if CDI’s 2005 earnings are at least $1.01 per share

10,000 options — if CDI’s 2005 earnings are at least $1.06 per share

Up to 7,000 options — based on attainment of goals to strengthen CDI’s finance and accounting functions and organization

Up to 7,000 options — based on attainment of goals relating to the CDI’s Information Technology Business Plan

Up to 6,000 options — based on attainment of goals to strengthen CDI’s overall organization

In March 2006, the Compensation Committee determined that Mr. Ballou earned 17,000 stock options. Those options have an exercise price equal to the market value of CDI stock on the date of grant. One-third of the options will vest on September 30, 2006, an additional one-third will vest on September 30, 2007 and the final one-third will vest on September 30, 2008, provided that Mr. Ballou is employed by CDI on each such date. The options will expire at the end of 2010 unless earlier forfeited (such as upon termination of employment).

2007 — Mr. Ballou may receive options to acquire up to 30,000 shares of CDI stock based upon the extent to which performance goals established by the Compensation Committee have been met. In March 2006, the Compensation Committee established the following goals:

Up to 15,000 options — for achievement of CDI’s 2006 financial plan

Up to 15,000 options — for ensuring that a sound financial control system is in place, ensuring progress on CDI’s strategic plan, developing new high-margin revenue sources and ensuring progress on talent development

Any options that Mr. Ballou receives in 2007 will have an exercise price equal to the market value of CDI stock on the date of grant. One-half of those options will vest on September 30, 2007 and one-half will vest on September 30, 2008, provided that Mr. Ballou is employed by CDI on each such date. The options will expire at the end of 2010 unless earlier forfeited (such as upon termination of employment).

In addition, if CDI’s cumulative earnings per share for 2005, 2006 and 2007 are at least $5.15, and Mr. Ballou remains employed by the company through December 31, 2007, any options awarded to him in 2006 and 2007 will be exercisable for one year following the expiration of his new employment agreement or his earlier termination of employment for any reason other than cause.

Restricted Stock — Time-Vesting Grants

In each of 2006, 2007 and 2008, Mr. Ballou will be granted 5,000 shares of CDI stock which will vest as follows, assuming he remains employed by CDI on those dates:

2006 grant — One-third of the restricted shares will vest on each of September 30, 2006, September 30, 2007 and September 30, 2008.

2007 grant — One-half of the restricted shares will vest on each of September 30, 2007 and September 30, 2008.

2008 grant — The restricted shares will vest on September 30, 2008.

Restricted Stock — Performance-Based Grants

2007 grant — 5,000 shares depending upon CDI’s achievement of its 2006 financial plan, which shares will vest one-half on each of September 30, 2007 and September 30, 2008 (provided Mr. Ballou remains employed by CDI on those dates)

2008 grant — 15,000 shares based on CDI’s achievement of performance targets established by the Compensation Committee for 2007, which shares will vest on September 30, 2008 (provided he remains employed by CDI on that date)

Payment upon Termination of Employment

If Roger Ballou’s employment is terminated (a) by the company other than for cause or (b) by Mr. Ballou if he is assigned duties that are demeaning or materially inconsistent with the position of CEO, if his place of employment is moved outside the Philadelphia area or if, following a change in control of the company, his title changes or CDI’s principal offices are moved by more than fifty miles (any of these events in (b) are referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company will continue to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signs a release and waiver of all claims against CDI. That “severance period” is the lesser of his remaining employment term or one year.

If within one year following a change in control, Mr. Ballou’s employment is terminated by the company for any reason other than cause, or if he terminates his employment for Good Reason following a change in control, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he may be entitled following a change in control, Mr. Ballou will be entitled to, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that can be paid to him without the imposition on such payments of any excise tax under section 4999 of the Internal Revenue Code or any loss of deduction by CDI under section 280G of the Internal Revenue Code. This additional amount of cash compensation will generally be equal to the difference between three times Mr. Ballou’s five year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

Also, if (a) the company terminates Mr. Ballou’s employment without cause, (b) Mr. Ballou resigns for Good Reason, or (c) there is a change in control of the company, then the vesting of all of his shares of restricted stock and his stock options which would ordinarily vest within the following year would be accelerated by one year.

Employment Agreement with Mark Kerschner

When he joined CDI in September 2005, Mark Kerschner signed an offer letter and employment agreement under which he received:

Base salary — at an annual rate of $310,000

Cash bonus — a target bonus for 2005, based on CDI’s performance, of 50% of his annual base salary, pro-rated from his date of hire, with a minimum bonus payment of $30,000 for 2005 assuming he remained employed by CDI throughout 2005

Equity compensation — 10,000 stock-settled SARs (with an exercise price equal to the closing price of CDI stock on his start date), 2,500 shares of Time-Vested Deferred Stock and 5,000 shares of Performance-Contingent Deferred Stock

Opportunity to acquire additional shares of Deferred Stock — for each share of CDI stock that Mr. Kerschner purchased (up to 20,000 shares) within a specified fifteen-day period following the start of his employment, CDI would grant him 0.4 shares of Time-Vested Deferred Stock which would vest at the rate of 20% per year over five years, so long as he retains all of the underlying shares he purchased (he ultimately purchased 5,000 shares of CDI stock during that fifteen-day period, and so he received 2,000 shares of Time-Vested Deferred Stock).

Executive Severance Guidelines

Under severance guidelines that have been approved by the Compensation Committee, the Named Executive Officers are entitled to receive continuing payments of bi-weekly amounts equal to the base salary payments they were receiving before their termination for twelve months (six months, in the case of John Fanelli) following their termination unless they resign or are terminated for cause. In addition, each executive (unless he or she resigns or is terminated for cause) would have up to two months following termination of employment in which to exercise any stock options that had vested prior to termination of employment. During the twelve-month severance period (or six months, in the case of Mr. Fanelli), CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying and the company would pay up to $15,000 in outplacement services. However, if the departed executive secures another job, his or her severance payments cease unless CDI elects to continue the payments for non-compete protection. In return for receiving these severance payments, the executive must agree to release the company from claims. If an executive would be entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance guidelines, the agreement provisions would govern. Roger Ballou is the only Named Executive Officer who currently has an employment agreement providing for severance benefits.

Mark Kerschner, who joined CDI in September 2005, is not yet eligible under the executive severance guidelines because he has not yet satisfied the minimum one year service requirement. Jay Stuart’s severance arrangements are described below.

Severance Agreement with Jay Stuart

In December 2004, CDI and Jay Stuart (the company’s former Chief Financial Officer) agreed that Mr. Stuart would leave the company in May 2005, and Mr. Stuart and CDI entered into a Release and Waiver of Claims and Non-Competition Agreement relating to the termination of his employment. Under that agreement, Jay Stuart has received: (a) severance payments totaling $310,000; (b) a stay bonus of $50,000 for satisfactorily performing his duties through the termination date (May 31, 2005); and (c) $15,000, in lieu of CDI paying for outplacement services. Also, the company permitted shares of CDI restricted stock that were held by Jay Stuart as of the termination date to continue to vest during the period that severance payments were made to him. In addition, CDI assumed responsibility for the obligations under Mr. Stuart’s Philadelphia apartment lease from the termination date though its expiration in November 2005, and the company purchased from Mr. Stuart for $5,000 the furnishings in that apartment. In return, Mr. Stuart (i) agreed not to, for a period of one year after the termination date, compete with CDI, solicit its customers on behalf of a competing business, or solicit or hire CDI’s employees, and (ii) executed a general release of claims against CDI.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of CDI’s Board of Directors oversees the company’s executive compensation programs. The Committee has the sole authority to determine the CEO’s compensation. The Committee reviews, approves and recommends to the Board for approval, the compensation arrangements for the other executive officers. In addition, the Committee reviews and approves the overall principles of incentive compensation for other members of CDI’s management team. The Committee is composed entirely of independent, nonemployee directors and operates pursuant to a written charter (which is posted and publicly available on CDI’s website at www.cdicorp.com).

Principal Objectives

The primary objective of CDI’s executive compensation program is to help the company in attracting, retaining and motivating talented and entrepreneurial executives through pay programs that reward the achievement of both short-term and long-term business results. To attain this objective, the Committee believes that a substantial portion of the compensation paid to CDI’s executives should be at risk and dependent upon the company’s financial and stock price performance. CDI’s executive compensation program reflects this philosophy through the use, in addition to a base salary, of an annual cash bonus based on CDI’s financial results in a given year, and stock-based awards such as stock options, stock appreciation rights, restricted stock or deferred stock. Annual bonuses and stock-based awards each represent variable compensation elements that are at risk because their value is tied to CDI’s business results and stock price. While annual bonuses reward short-term business results, the value of the stock-based awards is linked to sustained financial results and stock price appreciation.

The Committee seeks to establish base salaries and cash bonus opportunities for CDI’s executives at roughly the median levels paid to executives with similar responsibilities at comparable companies. For this purpose, comparisons are made periodically to companies of comparable size to CDI and to companies in the same businesses as CDI. The Committee retains the services of independent outside consulting firms to help in determining median competitive compensation levels. These compensation consulting firms, which report to the Committee and not to management, performed comprehensive reviews of competitive executive compensation levels and presented their findings to the Committee in September 2002 and February 2006. Between those dates, some focused studies were done when needed to evaluate compensation elements in specific cases. The compensation studies have shown that the actual cash compensation paid to CDI’s executives in recent years has been considerably below the compensation paid to executives at comparable companies because meaningful bonuses have not been paid out to CDI executives in recent years. This has been the result of CDI’s financial performance being below the bonus targets.

Overall, when CDI’s performance exceeds targeted levels, the company’s variable pay programs are intended to provide above-average total compensation (as compared to the average levels paid to executives with similar responsibilities at comparable companies). When performance falls short of the targets, as was the case for 2005 as well as the previous two years, compensation levels are expected to be below average.

In late 2005, the Committee reviewed tally sheets prepared for each executive officer of CDI. The tally sheets were designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Committee members believe that tally sheets give the Committee a better understanding of how each component of an executive’s compensation package fits together and provide a context for making pay decisions. The Committee expects to continue the practice of preparing tally sheets in the future.

CDI’s Cash Bonus Program

In 2005, the company’s executive cash bonus program was changed to separate the funding of the bonus pool from the distribution of the pool among the senior management team. The Committee believes this more closely ties the bonus payouts to improved shareholder returns. Under the 2005 cash bonus program, a bonus pool for potential payouts was established based on CDI’s incremental return on its invested capital above the company’s cost of capital. Under the program, unless a certain threshold return is achieved for the year, no bonus pool would be created and therefore no bonus payments would be made.

Payouts from the bonus pool are dependent upon CDI meeting certain financial goals during the year. The financial goals for the executive officers in 2005 related to three measures—direct margin dollars, return on assets and net income. Direct margin dollars was used to encourage management to achieve more profitable revenue growth and to provide a reward for selling higher margin business. Return on assets was used to drive optimum use by management of all categories of invested capital, including the collection of accounts receivable. Net income was used because it provides the clearest measure of the profitability of the company. The three goals were given the following weights: the direct margin dollars goal represented 25% of the total bonus opportunity, the return on assets goal represented 30%, and the net income goal represented 45%. The same financial measures and weightings were used for executive bonuses in 2005 as were used in the preceding three years in order to provide continuity and to keep bonuses directly dependent upon CDI’s financial performance. A payout scale was established for each financial measure, providing for a threshold level of performance (below which no bonus would be earned), a target level of performance (at which a target bonus amount would be earned), and a cap (the maximum level of performance, above which no additional bonus could be earned).

CDI’s Equity Compensation Program

Two years ago, the Committee developed and adopted the CDI Corp. 2004 Omnibus Stock Plan. That plan was submitted to shareholders for their approval, which was obtained at the 2004 Annual Meeting of Shareholders. The Omnibus Stock Plan was designed to be a flexible umbrella plan that encompasses a wide variety of equity awards, from which the Committee could choose each year in putting together an executive compensation program.

For 2005, the equity compensation to the company’s senior management team generally consisted of stock-settled Stock Appreciation Rights (SARs), Time-Vested Deferred Stock and Performance-Contingent Deferred Stock. Each of these equity instruments was awarded for the first time in 2005. Prior to 2005, stock options were the primary equity compensation vehicle used by CDI.

SARs were chosen instead of stock options because they provide economically equivalent value to the holders but are easier to exercise. SARs eliminate the need for holders to raise cash to pay an option exercise price or do a cashless exercise transaction. No brokerage arrangements are necessary. The company’s SARs were designed to be settled in stock in order to promote CDI stock ownership by the company’s executives.

Deferred Stock was chosen instead of stock options because fewer shares of Deferred Stock can be awarded, as compared to stock options, to provide the same economic value to a recipient, thereby reducing the company’s share dilution. Deferred Stock also assists executives in meeting their stock ownership requirements, which are described below. Time-Vested Deferred Stock, which generally vests over a five-year period, was specifically designed to promote employee retention. Performance-Contingent Deferred Stock, which vests only if CDI meets a one-year financial test (in 2005, the test was based on growth in Economic Value Added, which was not met), directly relates the awards to company performance. The use of Deferred Stock also mitigates the impact of FAS 123(R), which CDI adopted at the beginning of 2006, resulting in lower expenses to be incurred by the company for financial statement purposes in connection with equity compensation awards.

As a rule of thumb in determining the number of SARs and shares of Deferred Stock to be awarded to executives in 2005, the Committee converted the number of stock options which would have been granted to an executive in prior years to one-third SARs (valued at one SAR for one stock option), one-third Time-Vested Deferred Stock (valued at one share for four options) and one-third Performance-Contingent Deferred Stock (valued at one share for two options).

When the Omnibus Stock Plan was adopted, 800,000 shares of CDI stock were reserved for future awards (in addition to shares previously reserved under old plans, such as CDI’s stock option plan, that were rolled into the new plan). In arriving at the 800,000 number, the Committee sought to have a sufficient number of shares to cover awards made over the following three years, and also gave consideration to possible large future grants to the company’s CEO and CFO. During 2005, the Committee looked at the status of the shares available under the plan for future awards and concluded that no increase in the plan’s share limit should be needed for several years.

The Committee also periodically monitors the company’s stock overhang and potential dilution of the outstanding shares. The Committee defines overhang as the sum of the outstanding equity grants (stock options, SARs and Deferred Stock) and the shares reserved for future equity awards, as a percentage of the sum of the total outstanding shares of CDI stock, the outstanding equity grants and the shares reserved for future equity awards. The Committee’s target range for overhang is 12-13%. Over the past year, CDI’s overhang has been within or slightly below that target range.

The Committee also administers the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (SPP). Under the SPP, executives use a portion of their annual cash bonuses to purchase SPP units, each of which represents an executive’s right to receive one share of CDI stock upon completion of a vesting period that is at least three years. The Named Executive Officers are required to have 25% of their annual bonus award withheld on a pre-tax basis to purchase SPP units. Each executive may voluntarily have up to an additional 25% of his or her annual bonus award withheld on a pre-tax basis to purchase SPP units. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units purchased by the executive on a voluntary basis. The SPP supports the Committee’s objective of promoting CDI stock ownership by the company’s executives, to align the executives’ economic interests with those of CDI’s shareholders.

Compensation to the CEO in 2005

Salary and Bonus Compensation to the CEO

The employment agreement which Roger Ballou signed when he was hired as CDI’s President and Chief Executive Officer effective October 1, 2001 was scheduled to expire on September 30, 2005. In August 2005, the company and Mr. Ballou entered into a new employment agreement, which extended Mr. Ballou’s employment term to September 30, 2008. The main elements of Mr. Ballou’s 2005 compensation are based on the provisions contained in those employment agreements.

Under his new agreement, Mr. Ballou’s salary was increased from $555,000 to $605,000 for the last quarter of 2005, to move closer to the median market rate for CEO’s of comparably-sized companies. Both employment agreements provide that Mr. Ballou will participate in a bonus program under which he can receive an annual target bonus in an amount equal to 75% of his base salary if CDI achieves 100% of its financial goals. After taking into account his salary increase, Mr. Ballou’s target bonus for 2005 was $453,750. The Committee believes that, with the salary increase (and corresponding target bonus increase) in his new agreement, Mr. Ballou’s combined salary and target bonus is at or slightly below the median level paid to other CEO’s at comparable companies.

In 2005, Mr. Ballou participated in the same cash bonus program that applied to the other members of CDI’s senior management team, which was described above. Because CDI failed to achieve the threshold level of return on its invested capital in 2005, no bonus pool was created and therefore no bonuses were earned by any of the company’s executives based on the established formula. However, the Committee decided to award modest discretionary bonuses to most of the executives. The Committee reached this conclusion after discussing the issue over several meetings. The principal reasons for this decision were that: (a) CDI’s financial results substantially improved in 2005 even though they fell short of the threshold bonus target (the company’s revenues increased by 8.5% over 2004 and operating profits rose by 130.9%), and (b) no bonuses were paid to the executive officers for 2004 and only very small bonuses were paid for 2003, and the Committee was concerned about the retention of its executives and that the total compensation being paid was no longer competitive. The discretionary bonus given to Roger Ballou for 2005 was $25,000, less than 6% of his target bonus level. The fact that the CEO was paid such a modest bonus is consistent with the objectives of the company’s executive compensation arrangements, under which pay is highly dependent on CDI’s financial performance.

Equity Compensation to the CEO

Roger Ballou was not granted any equity compensation in 2005; however he did receive stock options in March 2006 that related to his performance during 2005. The absence of new grants during 2005 was principally because his initial grants of 500,000 stock options and 40,000 shares of restricted stock when he joined the company in October 2001 were regarded as sufficient equity compensation to cover the full four-year term of his initial employment agreement. It was also anticipated that additional equity compensation would be included in a new employment agreement for Mr. Ballou.

On February 15, 2005, Mr. Ballou and the company agreed to cancel 300,000 of the 500,000 stock options which had been granted to him in 2001. Vesting of those 300,000 options were dependent on maintaining the company’s stock price at levels ranging from $40 per share to $65 per share (although they would have vested on September 30, 2008 without regard to CDI’s stock price if Mr. Ballou had remained employed by CDI until that date). Mr. Ballou received no consideration in exchange for those cancelled options. This cancellation was proposed by Mr. Ballou (and accepted by the Committee) in recognition of the pending adoption of FAS 123(R) by the company at the beginning of 2006 and the fact that the company’s stock was then trading at a price well below the levels which needed to be achieved for accelerated vesting of those options. The closing price of CDI stock on February 15, 2005 was $21.14 per share.

The new employment agreement entered into with Mr. Ballou in August 2005 provides that the CEO may receive up to 50,000 stock options based on his and CDI’s performance during 2005. Of the 50,000 stock options, (a) 30,000 options could be earned if CDI achieved earnings per share for 2005 at levels ranging from $0.90 to $1.06, (b) 7,000 options depend on the degree to which the Compensation Committee determines that the CEO has attained the goals approved by the Audit Committee with respect to strengthening CDI’s finance and accounting functions and organization, (c) 7,000 options depend on the degree to which the Compensation Committee determines that the CEO has attained the goals approved by the Board’s Finance Committee with respect to CDI’s information technology business plan, and (d) 6,000 options depend on the degree to which the Compensation Committee determines that the CEO has attained the goals approved by the Governance and Nominating Committee with respect to strengthening the company’s overall organization. While CDI did not achieve the earnings per share targets described in (a) above, the Compensation Committee determined, in an executive session held on March 3, 2006, that Mr. Ballou had fully satisfied the goals described in (b) and (c) above and that he had achieved 50% of the goals described in (d) above. Therefore, a total of 17,000 stock options (out of the possible 50,000 stock options) were awarded to the CEO in March 2006 in connection with 2005 performance.

Compensation to the Other Named Executive Officers in 2005

With respect to the other executive officers of CDI, the Committee seeks to maintain competitive levels of compensation, when compared to what similar officers earn at companies in the same businesses as CDI and at companies that are roughly CDI’s size. The Committee also intends to continue to provide the executives with rewards which are contingent upon CDI’s long-term performance and to align their compensation with the interests of shareholders. The other Named Executive Officers participated in the 2005 cash bonus program and 2005 equity compensation program described above. None of the shares of Performance-Contingent Deferred Stock which were awarded to the executive officers in 2005 vested, because the performance criteria were not met. This result is consistent with the Committee’s pay-for-performance philosophy.

Upon the departure of Jay Stuart as Chief Financial Officer on May 31, 2005, John Fanelli became the Chief Accounting Officer and acting Chief Financial Officer. Shortly before Mr. Stuart departed, the company entered into a special retention bonus arrangement with Mr. Fanelli, to help assure that Mr. Fanelli would remain with CDI at least through a transition period to a new CFO. Under that retention bonus arrangement, Mr. Fanelli received $15,000 at the end of April 2005 and an additional $50,000 provided that he satisfactorily continued as a full-time employee through September 30, 2005. When Mark Kerschner was hired in September 2005 to become the new CFO, the company guaranteed that his bonus for 2005 would be at least $30,000. In light of these special bonus arrangements, the Committee did not award any discretionary bonus to Mr. Fanelli or Mr. Kerschner for 2005. The other two executive officers of CDI (Joseph Seiders and Cecilia Venglarik) each received a modest discretionary 2005 bonus of $15,000 for the same reasons as were explained above with regard to payment of the CEO’s discretionary bonus.

Upon joining the company, Mr. Kerschner was also given the opportunity to receive 0.4 shares of Time-Vested Deferred Stock for each share of CDI stock that he purchased (up to 20,000 shares) within a specified fifteen-day period following the start of his employment. This one-time arrangement was designed to give Mr. Kerschner an incentive to make a personal financial investment in the future success of CDI, in order to further align his interests with the company’s shareholders. Mr. Kerschner purchased 5,000 shares of CDI stock during that fifteen-day period, and so received 2,000 shares of Time-Vested Deferred Stock, which vest over a five-year period.

Executive Stock Ownership Requirements

To further advance the objective of aligning the interests of the company’s executives with those of its shareholders, the Committee has established minimum CDI stock ownership and stock holding requirements for executives. Minimum stock ownership levels are four times base salary for the CEO and two times base salary for the other

Named Executive Officers who report to the CEO. These minimum ownership levels are being phased in over a five-year period that began in early 2003. New employees are given five years to reach the minimum levels. Until the minimum levels are achieved, executives are required to retain 75% of the shares of CDI stock they obtain from option or SARs exercises, restricted stock, Deferred Stock and other sources (after payment of the exercise price and taxes). Additional measures will be imposed in the event an executive fails to attain the minimum ownership requirements. During 2005, the Committee continued to monitor the status of the executives’ compliance with these ownership guidelines. Some of the Named Executive Officers have already achieved or are close to achieving the required ownership levels, while other executives need to continue to accumulate CDI stock. The Committee recognizes that the low bonus payouts over the past several years and the low level of stock option exercise activity (due in part to the fact that many of the outstanding options have been underwater) are making it difficult for some executive officers to reach the targeted levels.

Section 162(m) — The $1 Million Cap on the Deductibility of Executive Compensation

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the company of certain compensation in excess of $1 million per year that is paid to each Named Executive Officer. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Board has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the Omnibus Stock Plan as well as Roger Ballou’s bonus arrangements, were submitted to, and approved by, the shareholders of CDI. Such shareholder approval was necessary in order to satisfy the “performance-based” exemption. The cash bonuses, stock options and performance-based restricted stock which Roger Ballou may receive under his new employment agreement also satisfy the “performance-based” exemption under Section 162(m).

None of the compensation paid to CDI’s executive officers in the past three years (excluding any compensation which is exempt from the deductibility limit) has exceeded the $1 million limit per covered officer.

Over the years, the Committee has sought to structure executive compensation arrangements so as to be entirely deductible. However, the Committee believes that, in some circumstances, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. So, while in the past the Committee has not generally approved executive compensation which was not fully deductible, the Committee reserves the flexibility to do so in the future when appropriate.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chairman

Ronald J. Kozich

Constantine N. Papadakis

Compensation Committee Interlocks and Insider Participation

At the end of 2005, the Compensation Committee consisted of Michael Emmi, Ronald Kozich and Constantine Papadakis, none of whom is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2005, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

COMPARATIVE STOCK PERFORMANCE

The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 2000 and the reinvestment of any dividends) for the last five fiscal years on (a) CDI stock, (b) the Standard & Poor’s (S&P) 500 Index, and (c) a peer group index. The peer group selected by CDI consists of the following seventeen companies: Adecco S.A., Butler International Inc., CIBER, Inc., Computer Horizons Corp., Computer Task Group Inc., Heidrick & Struggles International, Inc., Jacobs Engineering Group, Inc., Keane Inc., Kelly Services, Inc., Korn/Ferry International, Manpower Inc., MPS Group, Inc., Robert Half International Inc., The Shaw Group Inc., Spherion Corporation, Tetra Tech, Inc. and Volt Information Sciences, Inc.

Comparison of 5 year Cumulative Total Return

Assumes an Initial Investment of $100

	Year Ended December 31
	2000	2001	2002	2003	2004	2005
CDI Corp.	$100	$129.91	$184.48	$223.95	$162.71	$212.33
S&P 500 Index	100	88.12	68.64	88.32	97.92	102.73
Peer Group	100	91.36	67.78	104.03	101.64	107.58

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2005 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

CERTAIN BUSINESS RELATIONSHIPS

The law firm of Dechert LLP performed legal services for CDI during 2005 (including services as counsel to the Audit Committee). In addition, CDI sublet office space from Dechert LLP during a portion of 2005. CDI paid a total of approximately $1.7 million to Dechert LLP in 2005. Barton Winokur, a director of CDI, is the Chairman and a partner of Dechert LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2005, except that, due to an administrative error on the part of the company, Roger Ballou, Joseph Seiders and Cecilia Venglarik each filed one late report involving the vesting of SPP units. Each of those reports were filed less than one week following the due date.

PROPOSAL TWO

RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR

Appointment of Independent Auditor for 2006

The independent public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent auditor for the fiscal year ending December 31, 2006, subject to ratification by the shareholders of the company. KPMG has been serving the company in this capacity for many years and the knowledge of CDI’s business which they have gained is valuable. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the shareholders’ meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Two. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Auditor for 2005 and 2004

KPMG LLP served as CDI’s independent auditor for the fiscal years ended December 31, 2005 and December 31, 2004. KPMG’s fees and expenses for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2005	2004
Audit Fees (1)	$1,800,500	$2,167,751
Audit-Related Fees (2)	16,500	16,000
Tax Fees (3)	38,144	29,498
All Other Fees	0	0

Total Fees	1,855,144	2,213,249

(1)	Consists of the aggregate fees and expenses billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Consists of the fees billed for audits of financial statements of certain employee benefit plans of CDI.

(3)	Consists of the aggregate fees billed for tax compliance, preparation of tax returns and responses to inquiries from taxing authorities regarding previously-prepared returns ($0 in 2005 and $29,498 in 2004), as well as for tax advice and consulting ($38,144 in 2005 and $0 in 2004).

Pre-Approval Policy for Auditor Services

The Audit Committee has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s auditor in order to assure that providing such services will not impair the auditor’s independence.

For audit services, KPMG provides the Audit Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year. If agreed to by the Committee, the Committee formally accepts this engagement letter at a scheduled meeting. The independent auditor submits to the Committee an audit services fee proposal after acceptance of the engagement letter. The Committee must approve that fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year.

For non-audit services, CDI’s management submits to the Committee for approval a detailed list of non-audit services that it recommends the Committee engage the independent auditor to provide for the current fiscal year. Management and the independent auditor each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit services, a budget estimating non-audit service spending for the fiscal year is provided. The Committee must approve both the list of permissible non-audit services and the budget for such services. The Committee is informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairperson of the Committee the authority to amend or modify the list of approved and permissible non-audit services and fees. The Chairperson reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent auditor.

The independent auditor must ensure that the Committee has approved all audit and non-audit services provided to CDI. CDI’s chief financial officer is responsible for tracking all of the independent auditor’s fees against the budget for such services and reporting at least annually to the Audit Committee.

Report of the Audit Committee

The Audit Committee of CDI’s Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by CDI to shareholders, the Securities and Exchange Commission and others, monitoring the company’s financial reporting processes and internal control systems, and retaining and overseeing the company’s independent auditor and internal auditors. The Committee also monitors CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG LLP, the company’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the company’s internal control over financial reporting.

CDI’s Audit Committee was very active during 2005. The Committee held thirty meetings during the year. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The particularly high number of meetings during 2005 was due, in large part, to (a) the completion of the company’s evaluation of the effectiveness, as of the end of 2004, of its system of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, (b) extensive discussions leading up to the company’s decision in early 2005 to restate its financial statements for 2003 and the first three quarters of 2004, and (c) careful oversight of the company’s ongoing efforts to remediate the material weakness and the significant deficiencies which were identified in the evaluation of CDI’s system of internal control over financial reporting as of December 31, 2004.

The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2005 with management of the company and with representatives of KPMG.

Management has also completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2005. The Audit Committee was kept apprised of the progress of the evaluation over the course of the past year and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the company’s internal control over financial reporting, which included the identification of a material weakness as of December 31, 2005, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG their independence. Furthermore, the Committee has considered whether the provision of non-audit services to CDI by KPMG is compatible with maintaining the auditors’ independence. The Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Lawrence C. Karlson, Chairman
Kay Hahn Harrell
Ronald J. Kozich

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2007 Proxy Statement, to be considered for action at the 2007 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 20, 2006 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2007 Proxy Statement but which properly comes before the 2007 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 5, 2007, then the proxy solicited by the Board for the 2007 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 19, 2006

Philadelphia, Pennsylvania

APPENDIX A

CDI Corp. Audit Committee Charter

(as revised in December 2005)

Purpose

The primary purposes of the Audit Committee (“the Committee”) are (i) to assist the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders, the SEC and others relating to:

•	the integrity of the Company’s financial statements;

•	the Company’s financial reporting process;

•	the Company’s systems of internal accounting and financial controls;

•	the performance of the Company’s independent auditors;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s compliance with ethics policies and with applicable legal and regulatory requirements.

and (ii) to prepare the report that SEC rules require be included in the Company’s annual proxy statement.

In discharging its oversight function the Committee will maintain free and open communications among the Committee, the independent auditors, the internal auditors and the management of the Company. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is also authorized to obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties without seeking Board approval. The Committee shall have sole authority to approve the fees and retention terms for such advisors and the Company will provide the funding required to pay such fees.

Composition of the Audit Committee

The Committee shall be comprised of at least three directors who shall be selected by the Board from among its members. Each Committee member must be independent of the management of the Company. Members of the Committee will be considered independent as long as they satisfy the requirements of applicable legislation, SEC regulations and the New York Stock Exchange listing standards, receive compensation from the Company only for their service on the Board and its committees and do not receive, directly or indirectly, compensation from the Company for services as a consultant or legal or financial advisor. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise. Additionally, the Board will insure that members of the Committee satisfy any other qualification requirements that may be imposed by law or stock exchange rule.

The members of the Committee will be selected by the Board at its annual organizational meeting and will serve until the next such annual meeting or until their successors are duly selected and qualified. The Chairman of the Committee also will be selected by the Board at this organizational meeting. The Board may remove any Committee member at any time.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate, with Company management, the internal auditors and the independent auditors in separate sessions to discuss any matters that the Committee believes should be discussed privately. In addition, the Committee itself shall meet in executive session at least once each meeting.

Responsibilities and Duties

The Committee will have the responsibilities and carry out the duties listed in connection with the following areas:

Independent Auditors

•	The Committee will directly appoint, retain (subject to shareholder ratification), compensate, oversee, evaluate and terminate (if required) the Company’s independent auditors, and will resolve disagreements between management and the independent auditors regarding financial reporting. The independent auditors will report directly to the Audit Committee.

•	The Committee will have sole authority to approve all audit engagement fees and other terms of the audit engagement and to pre-approve any non-audit relationship with the independent auditors, including the fees and terms of such non-audit engagements.

•	At least annually, the Committee will obtain and review a report by the independent auditors describing:

•	The auditing firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to enable the Committee to assess the auditor’s independence).

•	The Committee will review and evaluate the performance of the independent auditors, including the lead partner, with both management and the internal auditors.

•	The Committee will periodically meet with the independent auditors separately and privately to hear their views on the Company’s internal controls and the qualitative aspects of the Company’s financial reporting, including the quality and consistency of both accounting policies and the underlying judgments.

•	The Committee will set clear policies for the Company’s hiring of employees or former employees of the independent auditors that meet SEC regulations and stock exchange listing standards.

Internal Auditors

•	The internal auditors will be ultimately responsible to the Committee. The Committee will work with the Chief Financial Officer and the internal auditors in developing the internal audit plan, but the Committee will have final authority for the plan.

•	The Committee will negotiate and have final authority over the compensation and terms of engagement of the internal auditors and will finalize such terms after discussion with the Chief Financial Officer.

•	Subject to the overall direction of the Committee, the internal auditors will be managed on a day-to-day operational basis by the Chief Accounting Officer.

•	At least annually, the Committee will obtain and review a written statement from the internal auditors describing all relationships between the internal auditors and the Company (to enable the Committee to assess the internal auditors’ independence).

•	The Committee will periodically meet with the internal auditors separately and privately to discuss the results of their internal audit work.

Documents/Reports Review

•	The Committee will meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	The Committee will discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee may perform this function in a general fashion, discussing the types of information to be disclosed and the type of presentation to be made. It need not, for example, discuss in advance each earnings release.

•	The Committee will annually review this Audit Committee Charter and make any appropriate revisions.

Financial Reporting Processes

•	The Committee will review with management and the independent auditors the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by the Company. This discussion shall cover the degree of aggressiveness or conservatism of both the accounting principles employed and the underlying judgments.

•	The Committee will approve any significant changes to the Company’s auditing and accounting principles and practices after considering the advice of the independent auditors, management and the internal auditors.

•	The Committee will focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks.

•	The Committee will, at least annually, review with management and the internal auditors the adequacy of the Company’s internal controls, including:

•	any identified material control deficiencies in the design or operation of such controls;

•	any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls; and

•	all significant changes and corrective actions to the internal controls that have been made since the last Committee review.

•	The Committee will, at least annually, review with the independent auditor its report on management’s assessment of the effectiveness of the Company’s internal controls.

Process Improvement

•	Following the completion of the annual audit, the Committee will review separately with the independent auditors any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to requested information, and management’s response.

•	The Committee will periodically review processes and policies for communicating with institutional investors and analysts.

•	The Committee will review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

•	The Committee will review with the independent auditors, the internal auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

•	The Committee will annually review and evaluate the Committee’s performance.

Business Conduct and Legal Compliance

•	The Committee will review management’s process for communicating and enforcing the Company’s Code of Ethics, will oversee compliance by the Directors, Executive Officers and controller (or person performing similar functions) and will, if necessary, recommend revisions to the Code from time to time.

•	The Committee will review with the Company’s General Counsel legal compliance matters including corporate securities trading policies.

•	The Committee will review with the Company’s General Counsel any legal matter that could have a significant impact on the organization’s financial statements.

•	The Committee will review and discuss with management the Company’s policies regarding risk assessment and risk management.

•	The Committee will establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee will perform any other activities consistent with this Charter, the Company’s Bylaws, the listing standards of the New York Stock Exchange and applicable law as the Committee or the Board deems necessary or appropriate.

Reporting

The Committee will report regularly to the Board of Directors on significant results of its activities.

The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposal 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		FOR	WITHHOLD for all		FOR	AGAINST	ABSTAIN

Proposal 1 – ELECTION OF DIRECTORS		☐	☐	Proposal 2 – To ratify the appointment of KPMG LLP as CDI Corp.’s independent auditor for 2006.	☐	☐	☐

The eight nominees are:

01 Roger H. Ballou	05 Lawrence C. Karlson

02 Michael J. Emmi	06 Ronald J. Kozich

03 Walter R. Garrison	07 Constantine N. Papadakis

04 Kay Hahn Harrell	08 Barton J. Winokur

WITHHOLD VOTE FOR: (Write the name(s) or number(s) of such nominee(s) in the space provided below.)				3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature                                  Title (if applicable)                                                       Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

Δ FOLD AND DETACH HERE Δ

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

PROXY

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 16, 2006, at CDI Corp.’s annual meeting of shareholders to be held on May 23, 2006, or any adjournments or postponements thereof. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 19, 2006 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL EIGHT NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2006. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.